ADVANCED ID CORPORATION STOCK OPTION AND INCENTIVE PLAN

1. PURPOSE AND ELIGIBILITY

         The purpose of this Stock Option and Incentive Plan (the "PLAN") is to strengthen Advanced ID Corporation and its subsidiaries (collectively the "COMPANY") by providing stock options and other equity interests in the Company (each an "AWARD") as a means to attract, retain and motivate key employees, officers, directors, consultants and advisors of the Company, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a "PARTICIPANT." Additional definitions are contained in Section 8.

2. ADMINISTRATION

         a. ADMINISTRATION BY BOARD OF DIRECTORS. The Plan will be administered by the Board of Directors of the Company (the "BOARD"). The Board, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

         b. APPOINTMENT OF COMMITTEES. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "COMMITTEE"). All references in the Plan to the "BOARD" shall mean such Committee, Subcommittee or the Board.

         c. DELEGATION TO EXECUTIVE OFFICERS. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, PROVIDED THAT the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

3. STOCK AVAILABLE FOR AWARDS

         a. NUMBER OF SHARES. The stock available for grant of options or any other equity interests under the Plan shall be shares of the Company's authorized or reacquired Common Stock. Subject to adjustment under Section 3(b), the aggregate number of shares of Common Stock, $0.01 par value, of the Company (the "COMMON STOCK") that may be granted to any Participant pursuant to the Plan shall not exceed 10% of the issued and outstanding Common Stock of the Company. If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan.

         b. ADJUSTMENT TO COMMON STOCK. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

4. STOCK OPTIONS

         a. GENERAL. Subject to any applicable laws, rules or regulations, the Board may grant options to purchase Common Stock (each, an "OPTION") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the Common Stock issued upon the exercise of each Option, including vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws, as it considers advisable.

         b. INCENTIVE STOCK OPTIONS. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "INCENTIVE STOCK OPTION") shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a "NONSTATUTORY STOCK OPTION".

         c. EXERCISE PRICE. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement. The exercise price shall not be less than 85% of the fair market value per share of Common Stock. For the purposes of the Plan, the "FAIR MARKET VALUE" per share of Common Stock of the Company at any date shall be: (a) if the Common Stock is listed on an established stock exchange or exchanges or the NASDAQ National Market, the closing price per share on the last trading day immediately preceding such date on the principal exchange on which it is traded or as reported by NASDAQ; or (b) if the Common Stock is not then listed on an exchange or the NASDAQ National Market, but is quoted on the NASDAQ Small Cap Market, the OTC Bulletin Board or the National Quotation Bureau pink sheets, the average of the closing bid and asked prices per share for the Common Stock as quoted by NASDAQ or the National Quotation Bureau, as the case may be, on the last trading day immediately preceding such date; or (c) if the Common Stock is not then listed on an exchange or the NASDAQ, or quoted by OTCBB or the National Quotation Bureau, an amount determined in good faith by the Board.

         d. DURATION OF OPTIONS. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement. No Option shall be exercisable after the expiration of the earliest of: (a) three months after the date the Participant's employment with the Company terminates, if such termination or cessation is for any reason other than disability or death, (b) one year after the date the Participant's employment with the Company terminates, if such termination or cessation is a result of disability or death; provided, however that the option agreement for any Option may provide for shorter periods in each of the foregoing instances.

         e. EXERCISE OF OPTION. No Option shall be exercisable during the lifetime of a Participant by any person other than the Participant. In the event of a Participant's death, the Participant's estate shall have the right to exercise the Participant's Options as per Section 4(d). In the event a Participant becomes mentally incapacitated, the Participant's Trustee or Guardian shall have the right to exercise the Participant's Options within one year after the date the Participant is legally declared mentally incapacitated. Subject to the foregoing, the Board shall have the power to set the time or times within which each Option shall vest or be exercisable and to accelerate the time or times of vesting and exercise. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 4(f) for the number of shares for which the Option is exercised.

         f. PAYMENT UPON EXERCISE. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment:

                  (i)  By check payable to the order of the Company;

                  (ii) Except as otherwise explicitly provided in the applicable option agreement, and only if the Common Stock is then publicly traded, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

                  (iii) To the extent explicitly provided in the applicable option agreement, by (x) delivery of shares of Common Stock owned by the Participant valued at fair market value (as determined by the Board or as determined pursuant to the applicable option agreement), (y) delivery to the Company by the Participant of a check in an amount equal to the value of the shares purchased, or (z) payment of such other lawful consideration as the Board may determine.

	  (iv) Notwithstanding the foregoing, the Company, in its sole discretion, may extend and maintain, or arrange for the extension and maintenance of credit to any Participant to finance the Participant's purchase of shares pursuant to the exercise of any Stock Option, on such terms as may be approved by the Board, subject to applicable regulations of the Federal Reserve Board and any other laws or regulations in effect at the time such credit is extended.

	g. NO FRACTIONAL SHARES. In no event shall the Company be required to issue fractional shares upon the exercise of an Option. Any fractional shares equal to or greater than one-half shall be rounded up to the nearest whole share, otherwise, they will be rounded down to the nearest whole share.

	h. RESTRICTION ON ISSUANCE OF SHARES. The issuance of Options and shares shall be subject to compliance with all of the applicable requirements of law with respect to the issuance and sale of securities, including, without limitation, any required qualification under state securities laws. If a Participant acquires shares of Common Stock pursuant to the exercise of an Option, the Board, in its sole discretion, may require as a condition of issuance of shares covered by the Option that the shares of Common Stock be subject to restrictions on transfer. The Company may place a legend on the share certificates reflecting the fact that they are subject to restrictions on transfer pursuant to the terms of this Section.

	i. INVESTMENT REPRESENTATION. Any Participant may be required, as a condition of issuance of shares covered by his or her Option, to represent that the shares to be acquired pursuant to exercise will be acquired for investment and/or resale, and without a view toward distribution thereof, and in such case, the Company may place a legend on the share certificate(s) evidencing the fact that they were acquired for investment and cannot be sold or transferred unless registered under the Securities Act of 1933, as amended, or unless counsel for the Company is satisfied that the circumstances of the proposed transfer do not require such registration.

5. RESTRICTED STOCK

         A. GENERAL. Subject to any applicable laws, rules or regulations, the Board may grant restricted stock to Participants
(each, a "RESTRICTED STOCK AWARD").

         B. TERMS AND CONDITIONS. The Board shall determine the terms and conditions of any such Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "DESIGNATED BENEFICIARY"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

6. OTHER STOCK-BASED AWARDS

         The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units.

7. GENERAL PROVISIONS APPLICABLE TO AWARDS

         a. TRANSFERABILITY OF AWARDS. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. In the event a Participant files for bankruptcy protection, the Participant's Options shall automatically be cancelled.

         b. DOCUMENTATION. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine or as executed by an officer of the Company pursuant to authority delegated by the Board. Each Award may contain terms and conditions in addition to those set forth in the Plan PROVIDED THAT such terms and conditions do not contravene the provisions of the Plan.

         c. BOARD DISCRETION. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

         d. TERMINATION OF STATUS. The Board shall determine the effect on an Award on the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

         e. ACQUISITION OF THE COMPANY

              (i) CONSEQUENCES OF AN ACQUISITION. Unless otherwise expressly provided in the applicable Option or Award, upon the occurrence of an Acquisition, the Board or the board of directors of the surviving or acquiring entity (as used in this Section 7(e)(i), also the "BOARD", shall, as to outstanding Awards (on the same basis or on different bases, as the Board shall specify), make appropriate provision for the continuation of such Awards by the Company or the assumption of such Awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition,
(b) shares of stock of the surviving or acquiring corporation or (c) such other securities as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition. In addition to or in lieu of the foregoing, with respect to outstanding Options, the Board may, upon written notice to the affected Participants, provide that one or more Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period such Options shall terminate; or terminate one or more Options in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) of the shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

                  (ii) ACQUISITION DEFINED. An "Acquisition" shall mean: (x) any merger or consolidation after which the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such event; or (y) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (z) any other acquisition of the business of the Company, as determined by the Board.

                  (iii) ASSUMPTION OF OPTIONS UPON CERTAIN EVENTS. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in each circumstance.

                  (iv) POOLING OF INTERESTS ACCOUNTING. If the Company proposes to engage in an Acquisition intended to be accounted for as a pooling-of-interests, and in the event that the provisions of this Plan or of any Award hereunder, or any actions of the Board taken in connection with such Acquisition, are determined by the Company's or the acquiring company's independent public accountants to cause such Acquisition to fail to be accounted for as a pooling-of-interests, then such provisions or actions shall be amended or rescinded by the Board, without the consent of any Participant, to be consistent with pooling-of-interests accounting treatment for such Acquisition.

                  (v) PARACHUTE AWARDS. If, in connection with an Acquisition, a tax under Section 4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the number of Awards which shall become exercisable, realizable or vested as provided in such section shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Participant (the Awards not becoming so accelerated, realizable or vested, the "PARACHUTE AWARDS"; PROVIDED, HOWEVER, that if the "AGGREGATE PRESENT VALUE" of the Parachute Awards would exceed the tax that, but for this sentence, would be imposed on the Participant under Section 4999 of the Code in connection with the Acquisition, then the Awards shall become immediately exercisable, realizable and vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the "AGGREGATE PRESENT VALUE" of an Award shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this Section 7(e)(v) shall be made by the Company.



         f. WITHHOLDING. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment of any taxes required by law to be withheld by the Company in connection with Awards to such Participant with such payment to occur no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (as determined by the Board or as determined pursuant to the applicable option agreement). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant. The Participant remains fully and solely responsible for payment of any taxes arising from the exercise of an Option and the Board and Company shall bear no liability for such taxes.

         g. AMENDMENT OF AWARDS. The Board may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefore another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Non-statutory Stock Option, PROVIDED THAT, except as otherwise provided in Section 7(e)(iv), the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

         h. CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

         i. ACCELERATION. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (ii) disqualify all or part of the Option as an Incentive Stock Option.

8. INDEMNIFICATION

   In addition to such other rights of indemnification as the members of the Board may have in administering the Plan, the members of the Board shall be indemnified by the Company against reasonable expense, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein to which they, or any of them, may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against any and all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company). In addition, such members of the Board shall be indemnified by the Company for any amount paid by them in satisfaction of a judgment in any action, suit, or proceeding, except in relation to matters as to which it shall have been adjudged that such member is liable for negligence or misconduct in the performance of his or her duties, provided however that within 60 days after institution of any such action, suit, or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

9. FOREIGN PARTICIPANTS

     For those Participants who are non-U.S. residents, this Plan shall be extended to include any laws, rules or regulations applicable to the Participant's resident country.

10. MISCELLANEOUS

         a.  DEFINITIONS.

                  (i) "COMPANY" for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Advanced ID Corporation, as defined in Section 424(f) of the Code (a "SUBSIDIARY"), and any present or future parent corporation of Advanced ID Corporation, as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term "COMPANY" shall include any other business venture in which the Company has a direct or indirect significant interest, as determined by the Board in its sole discretion.

                  (ii) "CODE" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

                  (iii) "EMPLOYEE" for purposes of eligibility under the Plan shall include a person to whom an offer of employment has been extended by the Company.

         b. NO RIGHT TO EMPLOYMENT OR OTHER STATUS. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company.

The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

         c. NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

         d. EFFECTIVE DATE. The Plan shall become effective on the date of adoption by the Board.

         e. AMENDMENT OF PLAN. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.

         f. GOVERNING LAW. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the state of domicile of the Company, without regard to any applicable conflicts of law.

IN WITNESS WHEREOF, the Company by a duly authorized officer has caused this Plan to be executed as of the 16th day of December 2004 which shall replace in its entirety the Stock Option and Incentive Plan previously adopted on March 20, 2003.